Exhibit 10.1

TP&T (TOR Processing & Trade) B.V.

O. Karasch

Our reference	:	ZR/AG/jb/27/tp&t
Tel.-number	:	(038) 428 77 00
Date	:	July 13, 2005
Subject	:	Financing offer

Dear Mr. Karasch,

With pleasure I herewith send you the financing offer concerning your financing application of EUR 500.000,00.

This proposal has been based upon our conversation held earlier. Might you have any questions please contact me or my assistant Joop van Borkulo.

You receive the financing offer in duplicate. One copy for yourself. The other copy must, after completing the required data and having it signed by the authorized persons, be returned to us.

A closer specification of the financing can be found in "further explanation financing offer".

If the general meeting of shareholders takes or has taken (a) decision(s) concerning the representative in case of contradictory importance between the company and a director you please communicate that to us directly after reception of this letter. In that case we will need a copy of this or these decision(s) in writing.

After reception of the signed proposal I will contact you concerning the further fulfillment of the financing-agreement.

Kind regards,

Arjan Gosker

Senior consultant Business Relations

Attachments:

·         General conditions for business loans of the Rabobankorganisatie 2001

·         General Bank conditions

1 of 4

Financing Proposal to:

TP&T (TOR Processing & Trade) B.V.

Mr. O. Karasch

Burg.Moslaan 13

8051 CP Hattem

Financing of EUR 500.000,00 consists of:

Loan of EUR 500.000,00

Main points of the loan of EUR 500.000,00

Interest:	Variable plus: 6% per year 3 years fixed : 5.8% per year 5 years fixed: 6.1% per year
Payment of interest:	Per month – retrospectively
Duration:	10 years
Repayment:	Euro 4.167,00 per month retrospectively
First repayment Foreseen date of withdrawal	At the end of the month followed after the month in which the loan has been taken To be agreed upon treatment costs
treatment costs:	EUR 3.500,00
Closer agreements
Handing in of:
Annual report:	each year before the 30th of June

Pawning lists	Per month
Validity	The financing offer is valid till the 20th of July 2005.

On the following pages the financing offer is written in more detail.

2 of 4

Further details of financing offer

Loan of Euro 500.000,00

The loan will be supplied by The cooperative Rabobank Zwolle U.A., established in Zwolle, hereafter called Bank (severally) to,

TP&T (TOR Processing & Trade) B.V.

Established in Rotterdam

Trade register number H050683840000

Loan is administered at name of

TP&T (TOR Processing & Trade) B.V.

For the interest the Bank offers the following options:

  Rabobank Variable Plus Loan: At the moment 6% per year, to be paid retrospectively per month for the first time at the end of the month of withdrawal of the loan.
  The interest follows the general developments on the money- and capital-market and can be changed by the Bank at all times.
  Interest fixed for 3 years; at the moment 5,8 % per year, to be paid retrospectively per month for the first time at the end of the month of withdrawal of the loan. The interest-fixed-period is till 3 years after the first day of the month following to the month of withdrawal of the loan
  Interest fixed for 5 years; at the moment 6,1 % per year, to be paid retrospectively per month for the first time at the end of the month of withdrawal of the loan. The interest-fixed-period is till 5 years after the first day of the month following to the month of withdrawal of the loan

For the calculation of the debit interest the number of days of a calendar month is put at the correct number of days and the ones of the calendar year is put on 360 days. The Bank is authorized to change the interest-calculation-method. The height of the loan has to be repaid in installments of Euro 4.167,00 to be paid on the last day of each month for the first time at the last day of the month following on the month of withdrawal of the loan.

The loan can only be used for financing your company activities.

After having accepted this financing offer you owe us for the fixed-interested loan starting per the 9th of August 2005 till the date of actual cashing an interest-fixed-provision of 0,15% per month over the not-cashed amount of the loan.

This provision is calculated over the correct number of days and is at least Euro 113,00. The provision will be charged to you at the moment of cashing the loan. The Bank can adjust the interest-fixed-provision to the developments of the financial market.

Before the date of withdrawal of the loan and the being indebted of the cashed amount the administration of the Bank is full proof, except for contradictive proof.

Treatment costs

The treatment costs are Euro 3.500,00 and are charged once only with the giving of the loan.

Further agreements:

For the offered financing also under-mentioned agreements are valid:

  Release of pawned VAT-amounts

3 of 4

The Bank receives from you:

·         A copy of your annual return(s) as soon as possible after the ending of the financial year, but no later than the 30th of June of the next year.

·         Accounts Receivable aging schedule per month and in addition directly upon the first request of the Bank.

We assume that all your banking activities, among which the payments, are made via the Bank.

We are very willing to inform you more closely about our other bank-services.

The Bank will make at a pre-recorded cashing date of the loan and/or the commencing date of the credit the money available if all terms of the Bank are met. You have to inform the Bank at the latest 1 week before the pre-recorded date if the real recording date of the loan and/or the real commencing date of the credit deviates from the pre-recorded cashing date of the loan and/or the pre-recorded commencing date of the credit.

You have to cash the loan after acceptance of the financing offer at the latest on the 3rd of October 2005.

You grant authorization to the Bank to charge your account for everything the Bank can charge on account of the financing. You are obliged to ensure a sufficient cash balance on this account.

All rights, powers and obligations for the Bank coming from the loan agreement and the on it applicable conditions can severally be exercised by - respectively be made in force towards - the RabohypotheekBank N.V., established in Amsterdam, on behalf of which company the Bank also as plenipotentiary signs this financing proposal.

On the loan as far as not otherwise agreed upon – the following is applicable:

·         the general conditions for current account of the Rabobankorganisatie 2001;

To the relation with the Bank applies:

·         the general Bank conditions

You declare to have received these conditions and to be aware of the information.

Signature

If you would like to make use of this offer, please fill in the missing data in this financing offer. For you this means:

  Choose the desired interest-type;
  Sign one copy of this financing offer and return it before the 20th of July 2005

The Bank would like to draw your attention to the fact that you bind yourself towards the Bank by signing, according to the terms as mentioned in the financing offer and the further detailed information about it. The Bank can however only keep this agreement when the requested certainties are made and when all other terms are met.

Cooperative Rabobank Zwolle U.A.

Arjan Gosker

Senior consultant Business Relations

(has been signed by Arjan Gosker on the 13th of July 2005

Signature:  Olaf Karasch

Date:  July 19, 2005

4 of 5